(b)(4)

PROMISSORY NOTE

(Line of Credit - Prime Rate Adjustable — Interest Only)

$25,000,000	November 9, 2007

1.             Promise to Pay. In installments and at the times stated in this Note, for value received, VESTAR CAPITAL PARTNERS V, L.P. (“Borrower”), promises to pay to * * *, a division of * * * (“Lender”), or order, at * * *, or at such other place as Lender may from time to time designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of Twenty-Five Million Dollars ($25,000,000), or so much thereof as may be disbursed by Lender, with interest thereon at the interest rate set forth below from the date of initial disbursement of all or any part of the principal of this Note (the “Disbursement Date”).

2.             Interest Rate: Payment of Principal and Interest.

2.1          Interest.

(a)           Interest Rate. The interest rate shall be equal to the Index minus one percentage point (1%) per annum rounded upward to the nearest one-eighth of one percentage point (0.125%), subject to adjustment as provided in subsection 2.1(b) and (c) below. The interest rate shall be adjusted concurrently with, and such adjustments shall be effective on the same date as, adjustments announced in the Index. “Index” means the rate of interest publicly announced from time to time by * * *, or any successor thereto, as its prime rate or reference rate. If such financial institution publicly announces more than one prime rate or reference rate, then the term “Index” shall mean the higher or highest of such rates.

(b)           Interest Rate Increase. In the event that Borrower at any time prior to the Maturity Date does not have an account with Lender for automatic payment of the Loan as set forth in the Loan Agreement, from and after such date the interest rate on the unpaid balance of this Note will be increased by an additional one-half of one percent (0.5%) above the interest rate of specified in Section 2.1(a) until such time as such service is reinstated.

(c)           Default Rate of Interest. From and after either (i) the occurrence of an Event of Default; or (ii) the maturity of this Note (whether resulting from acceleration or otherwise), additional interest on the unpaid principal balance of this Note shall accrue at a rate equal to four percent (4%) per annum. Such interest shall be in addition to the interest specified in Sections 2.1(a) or (b) above, as applicable.

(d)           Interest Computation. All interest shall be computed on the basis of a 360-day year and charged on actual days elapsed.

2.2          Payments. Principal and interest shall be due and payable as follows:

(a)           Payment Date. Payments shall be made on the first (1st) day of December, 2007 and the same date of each month thereafter (each a “Payment Date”) to and including the same date of the month immediately preceding the month on which the Maturity

Date (defined below) occurs, as more specifically provided in Sections 2.2(b), 2.2(c) and 2.2(d) below.

(b)           Interest Payments. From the Disbursement Date through the Maturity Date (defined below), interest shall be payable in arrears on each Payment Date.

(c)           Principal Payments. The principal amount of each Advance under this Note shall be due and payable forty-five (45) days from the date of such Advance.

(d)           Payment on Maturity Date. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on the earlier to occur of: (i) the date on which Borrower has received funding of Capital Calls totaling ninety percent (90%) of the Capital Commitments, or (ii) May 9, 2009 (the “Maturity Date”). BORROWER ACKNOWLEDGES AND AGREES THAT (1) THE LOAN EVIDENCED BY THIS NOTE IS NOT AN AMORTIZING LOAN; AND (2) THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE SHALL BE DUE AND PAYABLE ON THE MATURITY DATE OF THIS NOTE.

(e)           Prepayment. Borrower may repay at any time all or part of the outstanding principal balance of this Note without a prepayment fee. All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

(f)            Payment Application. All payments under this Note shall be credited first to accrued interest then due, thereafter to unpaid principal, and then to other charges, fees, costs, and expenses payable by Borrower under this Note or in connection with the Loan, If any payment of interest is not made when due, at the option of Lender, such interest payment shall bear interest at the same rate as principal from and after the due date of the interest payment. The receipt of any check or other item of payment (a “Payment Item”) by Lender, at its option, shall not be considered a payment until such Payment Item is honored when presented for payment at the drawee bank or institution, and Lender, at its option, may delay the credit of such payment until such Payment Item is so honored.

3.             Late Charge. If any installment of interest and/or principal under this Note is not paid within ten (10) days after the date on which it is due, Borrower shall immediately pay a late charge equal to five percent (5%) of such installment of interest and/or principal to Lender to compensate Lender for administrative costs and expenses incurred in connection with such late payment. Borrower agrees that the actual damages suffered by Lender because of any late installment payment are extremely difficult and impracticable to ascertain, and the late charge described in this Section represents a reasonable attempt to fix such damages under the circumstances existing at the time this Note is executed. Lender’s acceptance of any late charge shall not constitute a waiver of any of the terms of this Note and shall not affect Lender’s right to enforce any of its rights and remedies against any Person liable for payment of this Note.

4.             Loan Agreement. This Note is made pursuant to and is subject to the Loan and Security Agreement dated the same date as this Note between Borrower and Lender, as amended from time to time (“Loan Agreement”). All terms with an initial capital letter that are used but not specifically defined in this Note shall have respective meanings given to such terms in the

Loan Agreement. The Loan Agreement provides, among other things, for the acceleration of the unpaid principal balance and accrued interest under this Note upon the occurrence of certain events. Lender, at its option and without notice to or demand on Borrower or any other Person, may terminate any or all obligations which it may have to extend further credit to Borrower and may declare the entire unpaid principal balance of this Note and all accrued interest thereon to be immediately due and payable upon the occurrence of any Event of Default.

5.             Waivers. Borrower and all sureties, guarantors, endorsers and other Persons now liable or who may become liable for payment of this Note waive presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment.

6.             Loss of Note. If this Note is lost, stolen, or destroyed, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed by Lender, or if this Note is mutilated, upon Lender’s surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to Lender a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note.

7.             Attorneys’ Fees. If Borrower defaults under any of the terms of this Note, Borrower shall pay all Lender Expenses, including without limitation Attorneys’ Fees, incurred by Lender in enforcing this Note immediately upon Lender’s demand, whether or not any action or proceeding is commenced by Lender.

8.             Applicable Law; Joint and Several; Successors. This Note shall be governed by and interpreted in accordance with the laws of the State of California. Should more than one Person sign this Note as Borrower, the obligations of each signatory shall be joint and several. This Note shall be binding upon each Borrower and its successor and assigns; provided, however, no Borrower may assign this Note or any of its rights or obligations hereunder. This Note shall inure to the benefit of Lender and its successors and assigns.

9.             Index. If the Index ceases to be made available, Lender shall select an alternate index as a substitute for the Index (the “Substituted Index”) which, in Lender’s good faith judgment, is comparable to the Index and which is not likely to result in the interest rate being substantially different than if such prior Index had continued to be made available. In such event, Lender shall adjust the percentage point spread set forth in Section 2.1 above (the “Spread”) based on the value of the Substituted Index as of the last preceding date on which the interest rate was adjusted or, if no such adjustment has yet occurred, as of the date of this Note, such that the sum of the Substituted Index and the adjusted Spread equals the sum of the prior Index plus the prior Spread. Borrower acknowledges and agrees that (a) the Index represents an index which is quoted, published or announced from time to time by the financial institution identified in Section 2.1 above as an index for variable interest rates; (b) the Index does not represent the lowest interest rate charged by Lender: and (c) loans may be made by Lender at, above, or below the Index.

10.          Security. This Note is secured.

[SIGNATURE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO PROMISSORY NOTE]

BORROWER:

VESTAR CAPITAL PARTNERS V, L.P. a
Cayman Islands limited partnership

By:	Vestar Associates V, L.P.,
a Scottish limited partnership its general partner

	By:	Vestar Managers V Ltd.
a Cayman Islands exempted company its general partner

		By:	/s/ Brian P. Schwartz
		Name:	Brian P. Schwartz
		Title:	Chief Financial Officer